GRAINGER REPORTS RESULTS FOR THE 2014 SECOND QUARTER
Revises 2014 EPS Guidance
Reported EPS of $2.94 Includes $0.15 Non-Cash Charge

Quarterly Highlights

•	Sales of $2.5 billion, up 5 percent

•	U.S. Segment up 7 percent

•	Adjusted EPS of $3.09, up 2 percent

•	$161 million returned to shareholders through share repurchases and dividends

CHICAGO, July 17, 2014 - Grainger (NYSE: GWW) today reported results for the 2014 second quarter ended June 30, 2014. Sales of $2.5 billion increased 5 percent versus $2.4 billion in the 2013 second quarter. There were 64 selling days in the quarter, the same as in 2013. Net earnings for the quarter decreased 5 percent to $206 million versus $218 million in 2013. Earnings per share of $2.94 decreased 3 percent versus $3.03 in 2013.

During the quarter, the company recorded a $10 million after-tax, or $0.15 per share, charge related to the transition of its employee retirement plan in Europe from a defined benefit plan to a defined contribution plan, while simultaneously transferring the existing defined benefit obligation to a third party. Adjusted earnings per share are as follows:

	Three Months Ended June 30,

	2014	2013	% Change
Diluted Earnings Per Share as reported:	$2.94	$3.03	-3%
Retirement plan transition in Europe	0.15
Diluted Earnings Per Share as adjusted:	$3.09	$3.03	2%

“We continue to be pleased with the performance of our U.S. business, including our three most recent acquisitions. The investments we are making in growth and infrastructure continue to drive share gain, particularly among our large, more complex customers who have fully embraced our value proposition,” said Chairman, President and Chief Executive Officer Jim Ryan. “We are also seeing strong growth from our single-channel businesses, which are meeting the less complex needs of smaller customers in Japan and the United States,” Ryan added.

“Even so, sluggish performance elsewhere dampened results. It was a challenging quarter in Canada due to a difficult macroeconomy, coupled with our investments in IT and supply chain. We are excited about the long term growth and margin prospects for Canada and are confident that these investments will enable this business to reach its full potential. In the Other Businesses, we are making progress to improve the health of the portfolio by driving better profitability, while evaluating markets to potentially downsize or exit.” Ryan concluded, “Given our results to date, we have updated our sales and EPS guidance for the year.”  The company’s previous 2014 guidance of 5 to 9 percent sales growth and earnings per share of $12.10 to $12.85 was originally issued on January 24, 2014. The company now expects 5 to 7 percent sales growth and earnings per share of $12.20 to $12.60, excluding the $0.15 per share charge for the retirement plan transition.

Company
Sales increased 5 percent in the 2014 second quarter versus the prior year, including 2 percentage points from acquisitions, net of dispositions, and a 1 percentage point reduction from foreign exchange. Excluding acquisitions and foreign exchange, organic sales increased 4 percent driven by 5 percentage points from volume, partially offset by a 1 percentage point decline from the timing of Good Friday. In 2014, Good Friday fell in April versus 2013 when it occurred in March.

The company’s gross profit margin for the quarter decreased 0.9 percentage point versus the prior year to 43.1 percent, due primarily to unfavorable mix from the acquired businesses, faster growth with lower gross margin customers and lower gross profit margins from the international businesses. Operating expenses for the company increased 6 percent, driven by the following:

•	$20 million in incremental growth and infrastructure spending;

•	$14 million pre-tax for the retirement plan transition costs noted earlier;

•	Incremental expenses from the acquired businesses; and

•	$7 million related to the write-off of capitalized software development costs primarily for Canada and Mexico.

During the quarter, the company made the decision to extend its U.S. ERP system across North America as opposed to the previous plan to run two separate ERP instances. The decision to implement a single ERP instance led to the write-off of $7 million, or $0.06 per share, of capitalized software development costs tied to the multiple instance approach.

Company operating earnings of $341 million for the 2014 second quarter decreased 3 percent versus the prior year. Excluding the retirement transition, company operating earnings increased 1 percent and net earnings decreased 1 percent.

Grainger has two reportable business segments, the United States and Canada, which represented approximately 88 percent of company sales for the quarter. The remaining operating units are included in Other Businesses and are not reportable segments.

United States
Sales for the United States segment increased 7 percent in the 2014 second quarter versus the prior year. Results for the quarter included 2 percentage points from acquisitions, net of dispositions. Excluding acquisitions, organic sales increased 5 percent driven by 6 percentage points from volume, partially offset by a 1 percentage point decline from the timing of Good Friday. Sales growth to customers in the Heavy and Light Manufacturing, Retail, Natural Resources and Commercial customer end markets contributed to the sales increase in the quarter.

Operating earnings for the United States segment increased 8 percent in the quarter driven by the 7 percent sales growth and positive operating expense leverage, partially offset by lower gross profit margins. Gross profit margins for the quarter decreased 0.8 percentage point from unfavorable mix due to faster growth with lower margin customers and from the mix of lower gross margins from the acquired businesses. Operating expenses increased 3 percent including $19 million in incremental growth-related spending and the incremental expenses from the acquired businesses.

Canada
Sales in the 2014 second quarter in Canada decreased 9 percent in U.S. dollars versus the prior year and were down 3 percent in local currency. The 3 percent sales decline consisted of 2 percentage points from the timing of Good Friday and a 1 percentage point decline from volume.  Lower sales to the Construction, Mining, Oil and Gas, Government, Light Manufacturing and Reseller customer end markets more than offset growth to customers in the Commercial, Forestry, Utilities, Transportation, Heavy Manufacturing and Retail end markets.

Operating earnings in Canada declined 48 percent in the 2014 second quarter and were down 45 percent in local currency. The earnings decrease was primarily driven by lower sales, a lower gross profit margin and negative operating expense leverage. The gross profit margin in Canada declined 2 percentage points versus the prior year primarily due to unfavorable foreign exchange from products sourced from the United States, inventory markdowns and higher freight costs. The increase in operating expenses was primarily driven by higher IT expenses along with some non-recurring costs. The decision during the quarter to extend the U.S. ERP instance resulted in the write-off of $4 million of software development costs related to a multiple instance approach. The company also spent an incremental $1 million on the implementation of the ERP system in Canada.

Other Businesses
Sales for the Other Businesses increased 14 percent for the 2014 second quarter versus the prior year. The sales growth consisted of 16 percentage points from volume and price, partially offset by a 2 percentage points decline from unfavorable foreign exchange. The sales increase was primarily due to strong revenue growth from Zoro and the business in Japan, which more than offset modest sales declines in Europe and Latin America.

Operating earnings for the Other Businesses were roughly breakeven in the 2014 second quarter versus $13 million in the 2013 second quarter. Lower performance versus the prior year was primarily driven by the $14 million expense incurred for the retirement plan transition in Europe and $2 million for the write-off of capitalized software development costs for Mexico. The rationale for the retirement plan change was to eliminate the company’s existing and future obligations under the defined benefit plan, align with market trends in the Netherlands and better manage employee benefits costs going forward.

Other
Other income and expense was a net $2.3 million expense in the 2014 second quarter versus a net $2.6 million expense in the 2013 second quarter. The tax rate in the quarter was 38.2 percent versus 36.5 percent in the 2013 quarter. The 2014 second quarter reflects a higher tax rate due to the effect of the retirement plan transition in Europe. Excluding the retirement plan transition, the effective tax rate for the 2014 second quarter was 37.7 percent. The 2013 second quarter tax rate reflected a benefit from a resolution of foreign tax matters in that period. Excluding this benefit, the effective tax rate for the 2013 second quarter was 37.3 percent.  The company projects an effective tax rate for the year 2014 of approximately 37.5 to 37.8 percent, excluding the effect of the retirement plan transition.

Cash Flow
Operating cash flow in the 2014 second quarter was $161 million versus $210 million in the 2013 second quarter. Cash flow in the 2014 second quarter was lower than the previous year primarily due to higher inventory purchases and higher tax payments. The company used cash from operations and cash on hand to fund capital expenditures and return cash to shareholders. Capital expenditures were $90 million in the quarter versus $40 million in the second quarter of 2013. Grainger also returned $161 million to shareholders in the quarter through $76 million in dividends and $85 million to buy back 334,000 shares of stock. As of June 30, 2014, the company had 9.9 million shares remaining on its share repurchase authorization.

Year-to-Date
For the six months ended June 30, 2014, sales of $4.9 billion increased 5 percent versus $4.7 billion in the six months ended June 30, 2013. There were 127 selling days in the first six months of 2014, the same number of selling days in 2013. Net earnings decreased 2 percent to $423 million versus $429 million in the first half of 2013. Earnings per share for the six months increased 1 percent to $6.00 versus $5.97 for 2013. Excluding the charge in the 2014 second quarter, net earnings increased 1 percent and earnings per share increased 3 percent to $6.15.

W.W. Grainger, Inc., with 2013 sales of $9.4 billion, is North America’s leading broad line supplier of maintenance, repair and operating products, with operations in Asia, Europe and Latin America.

Visit www.grainger.com/investor to view information about the company, including a history of sales by segment and a podcast regarding 2014 second quarter results. The Grainger website also includes more information on Grainger’s proven growth drivers, including product line expansion, sales force expansion, eCommerce and inventory services.

Forward-Looking Statements

This document contains forward-looking statements under the federal securities law.  Forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts.  They are generally identified by qualifiers such as “plan”, “expects“, “guidance”, “earnings per share guidance”, “continue to”, “currently projecting”, “long term”,  “potentially” or similar expressions.  There are risks and uncertainties, the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and various factors that may affect it.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Director, Media Relations	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	William Chapman
847-535-5678	Sr. Director, Investor Relations
O: 847-535-0881
M: 847-456-8647

Casey Darby
Sr. Manager, Investor Relations
O: 847-535-0099
M: 847-964-3281

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$2,506,104	$2,381,561	$4,891,731	$4,661,996
Cost of merchandise sold	1,425,418	1,334,577	2,735,074	2,583,276
Gross profit	1,080,686	1,046,984	2,156,657	2,078,720

Warehousing, marketing and administrative expense	739,935	696,912	1,461,567	1,385,344
Operating earnings	340,751	350,072	695,090	693,376

Other income and (expense)
Interest income	413	796	1,053	1,694
Interest expense	(2,757)	(3,201)	(5,620)	(6,367)
Other non-operating income	18	(147)	(485)	741
Total other expense	(2,326)	(2,552)	(5,052)	(3,932)

Earnings before income taxes	338,425	347,520	690,038	689,444

Income taxes	129,348	126,767	261,906	254,164

Net earnings	209,077	220,753	428,132	435,280

Net earnings attributable to noncontrolling interest	3,162	3,093	5,564	5,782

Net earnings attributable to W.W. Grainger, Inc.	$205,915	$217,660	$422,568	$429,498

Earnings per share -Basic	$2.97	$3.08	$6.08	$6.07
-Diluted	$2.94	$3.03	$6.00	$5.97
Average number of shares outstanding -Basic	68,454	69,665	68,576	69,614
-Diluted	69,342	70,801	69,509	70,788

Diluted Earnings Per Share
Net earnings as reported	$205,915	$217,660	$422,568	$429,498
Earnings allocated to participating securities	(2,372)	(3,055)	(5,278)	(6,642)
Net earnings available to common shareholders	$203,543	$214,605	$417,290	$422,856
Weighted average shares adjusted for dilutive securities	69,342	70,801	69,509	70,788
Diluted earnings per share	$2.94	$3.03	$6.00	$5.97

SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Sales
United States	$1,992,955	$1,863,112	$3,890,265	$3,637,650
Canada	264,046	288,645	518,342	571,786
Other Businesses	298,926	261,282	573,832	509,156
Intersegment sales	(49,823)	(31,478)	(90,708)	(56,596)
Net sales to external customers	$2,506,104	$2,381,561	$4,891,731	$4,661,996

Operating earnings
United States	$365,099	$338,884	$718,786	$669,772
Canada	19,212	37,299	40,508	70,155
Other Businesses	(456)	12,799	8,019	21,050
Unallocated expense	(43,104)	(38,910)	(72,223)	(67,601)
Operating earnings	$340,751	$350,072	$695,090	$693,376

Company operating margin	13.6%	14.7%	14.2%	14.9%
ROIC* for Company			32.4%	34.6%
ROIC* for United States			50.8%	51.4%
ROIC* for Canada			13.2%	23.7%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 3-point average for the year-to-date). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (3-point average of $241.0 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (3-point average of $390.2 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

Assets	June 30, 2014	December 31, 2013
Cash and cash equivalents (1)	$331,707	$430,644
Accounts receivable – net	1,177,543	1,101,656
Inventories - net	1,317,467	1,305,520
Prepaid expenses and other assets	137,368	130,646
Deferred income taxes	76,050	75,819
Total current assets	3,040,135	3,044,285
Property, buildings and equipment – net	1,249,088	1,208,562
Deferred income taxes	6,800	16,209
Goodwill	554,719	525,467
Other assets and intangibles – net	460,570	471,805
Total assets	$5,311,312	$5,266,328
Liabilities and Shareholders’ Equity
Short-term debt	$101,617	$66,857
Current maturities of long-term debt	33,352	30,429
Trade accounts payable	513,829	510,634
Accrued compensation and benefits	160,712	185,905
Accrued contributions to employees’ profit sharing plans (2)	93,764	176,800
Accrued expenses	214,479	218,835
Income taxes payable	8,700	6,330
Total current liabilities	1,126,453	1,195,790
Long-term debt	432,485	445,513
Deferred income taxes and tax uncertainties	112,319	113,585
Employment-related and other non-current liabilities	192,031	184,604
Shareholders' equity (3)	3,448,024	3,326,836
Total liabilities and shareholders’ equity	$5,311,312	$5,266,328

(1)	Cash and cash equivalents decreased $99 million primarily due to share repurchases, dividend payments and contributions to the profit sharing plan.
(2)	Accrued contributions to employees' profit sharing plans decreased $83 million due to the annual cash contributions to the profit sharing plan.
(3)	Common stock outstanding as of June 30, 2014 was 68,395,811 shares as compared with 68,853,938 shares at December 31, 2013.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net earnings	$428,132	$435,280
Provision for losses on accounts receivable	4,782	3,783
Deferred income taxes and tax uncertainties	(9,605)	(1,074)
Depreciation and amortization	93,796	80,813
Losses (gains) from non-cash charges and sales of assets	14,576	(868)
Stock-based compensation	28,988	31,372
Change in operating assets and liabilities – net of business acquisitions and divestitures:
Accounts receivable	(98,574)	(155,887)
Inventories	(13,497)	57,771
Prepaid expenses and other assets	(4,610)	31,369
Trade accounts payable	2,852	31,472
Other current liabilities	(127,930)	(128,468)
Current income taxes payable	1,601	(2,648)
Employment-related and other non-current liabilities	6,712	8,088
Other – net	1,243	(4,180)
Net cash provided by operating activities	328,466	386,823
Cash flows from investing activities:
Additions to property, buildings and equipment	(156,210)	(83,175)
Proceeds from sale of property, buildings and equipment	5,416	2,528
Net cash received (paid) for business divestitures (acquisitions)	19,199	(8,234)
Other – net	—	100
Net cash used in investing activities	(131,595)	(88,781)
Cash flows from financing activities:
Net increase (decrease) in short-term debt	35,049	(9,024)
Net (decrease) in long-term debt	(9,538)	(4,845)
Proceeds from stock options exercised	31,816	48,142
Excess tax benefits from stock-based compensation	22,177	41,690
Purchase of treasury stock	(235,847)	(202,400)
Cash dividends paid	(140,885)	(123,549)
Net cash used in financing activities	(297,228)	(249,986)
Exchange rate effect on cash and cash equivalents	1,420	(11,378)
Net change in cash and cash equivalents	(98,937)	36,678
Cash and cash equivalents at beginning of year	430,644	452,063
Cash and cash equivalents at end of period	$331,707	$488,741

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